EXHIBIT 99.1

FOR IMMEDIATE RELEASE

GENERAL FINANCE CORPORATION DECLARES DIVIDEND OF $2.30 PER SHARE ON ITS 9.00% SERIES C CUMULATIVE REDEEMABLE PERPETUAL PREFERRED STOCK

PASADENA, CA – January 15, 2015 – General Finance Corporation (NASDAQ:GFN), the parent company of businesses in the mobile storage, liquid containment and modular space industries (the “Company”), announced today that in accordance with the terms of its 9.00% Series C Cumulative Redeemable Perpetual Preferred Stock (NASDAQ:GFNCP) (the “Series C Preferred Stock”), the Board of Directors has declared a cash dividend of $2.30 per share. The dividend is the seventh dividend being paid by the Company on its Series C Preferred Stock and is payable with respect to the period commencing on October 31, 2014 and ending on January 30, 2015. This dividend is payable on February 2, 2015 to preferred stockholders of record as of January 30, 2015.

About General Finance Corporation

Headquartered in Pasadena, California, General Finance Corporation (NASDAQ: GFN, www.generalfinance.com) is the parent company of businesses in the mobile storage, liquid containment and modular space (“portable services”) industries.  Management’s expertise in these sectors drives disciplined growth strategies, operational guidance, effective capital allocation and capital markets support for the Company’s subsidiaries.  The Company’s Asia-Pacific leasing operations in Australia and New Zealand consist of majority-owned Royal Wolf Holdings Limited (www.royalwolf.com.au), the leading provider of portable storage solutions in those regions, and North America leasing operations consist of wholly-owned Pac-Van, Inc. (www.pacvan.com) and Lone Star Tank Rental Inc. (www.lonestartank.com),  providers of portable storage, office and liquid storage tank containers, mobile offices and modular buildings. The Company also owns 90% of Southern Frac, LLC (www.southernfrac.com), a manufacturer of portable liquid storage tank containers in North America.   Royal Wolf’s shares trade on the Australian Securities Exchange under the symbol RWH.

Investor/Media Contact

Larry Clark
Financial Profiles, Inc.
(310) 622-8223